EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications and Investor Relations (734) 930 – 3008

Domino’s Pizza Announces Second Quarter 2008 Financial Results

ANN ARBOR, Michigan, July 22, 2008: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the second quarter ended June 15, 2008. Net income was up $16.4 million versus the prior year, due primarily to recapitalization expenses incurred during the second quarter of 2007 and gains on the sale of Company-owned stores in 2008, offset in part by continued challenges in the domestic environment and resulting domestic same store sales and supply chain volume decreases. The International division continued its strong performance, posting its 58th consecutive quarter of same store sales growth, up 7.0% during the second quarter of 2008.

Second Quarter Highlights:

(dollars in millions, except per share data)	Second Quarter of 2008	Second Quarter of 2007	First Two Quarters of 2008	First Two Quarters of 2007
Net income	$18.7	$2.3	$32.8	$10.7

Weighted average diluted shares	58,789,987	64,717,208	59,443,922	64,798,109

Diluted earnings per share, as reported	$0.32	$0.04	$0.55	$0.17
Items affecting comparability (see section below)	$(0.10)	$0.24	$(0.13)	$0.49

Diluted earnings per share, as adjusted	$0.22	$0.28	$0.43	$0.65

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Diluted EPS was $0.32 on an as-reported basis for the second quarter, up $0.28 from the as-reported prior year period. However, excluding items affecting comparability, diluted EPS declined $0.06, primarily due to increased interest expense as a result of our 2007 recapitalization and lower operating income from domestic operations. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

	Second Quarter of 2008	Second Quarter of 2007
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	(1.1)%	+4.4%
Domestic franchise stores	(5.9)%	+1.8%

Domestic stores	(5.4)%	+2.1%

International stores	+7.0%	+3.9%

Global retail sales growth: (versus prior year period)
Domestic stores	(5.0)%	+3.2%
International stores	+19.6%	+15.3%

Total	+4.7%	+7.7%

	Domestic Company-owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at March 23, 2008	542	4,586	5,128	3,513	8,641
Openings	—	22	22	60	82
Closings	—	(43)	(43)	(9)	(52)
Transfers	(27)	27	—	—	—

Store count at June 15, 2008	515	4,592	5,107	3,564	8,671

Second quarter 2008 net growth	(27)	6	(21)	51	30

Trailing four quarters net growth	(52)	31	(21)	243	222

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Domino’s Pizza: Q208 Earnings Release, Page Two

David A. Brandon, Domino’s Chairman and Chief Executive Officer, said: “Returning to positive sales comps in the U.S. has proven difficult, as the external environment continues to make it tough to regain lost sales momentum. However, I am excited about our growth initiatives and the way we are transforming our business to better position ourselves for future expansion. I like our new product platforms, our technology innovations and the cost savings we are identifying in our supply chain division. We are driving significant change in our business and our focus on improving our franchisee base – along with all of these initiatives – will help us regain positive momentum. We are in a turnaround mode, which is not fun. However, we see a light at the end of the tunnel and we plan to be growing our domestic business again soon.”

Brandon continued, “We continue to achieve excellent results in our international division, along with strong store growth in all regions of the world. Our international division is celebrating its 25th anniversary this year; and we’re proud of the impact this growth engine has had on our Company’s results.” He added, “The current domestic environment continues to be difficult and challenging. However our results show the resiliency of our business model as we have produced $36.6 million in free cash flow year-to-date, which we continue to deploy in ways that provide value to our shareholders.”

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its second quarter 2008 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be web cast at www.dominos.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 20162698. The web cast will also be archived for 30 days on www.dominosbiz.com.

Share Repurchases

During the second quarter of 2008, the Company repurchased and retired 752,748 shares of its common stock under an open market share repurchase program for $9.8 million, or an average price of $13.06 per share.

Subsequent to the second quarter, the Company repurchased and retired 750,000 additional shares of common stock on June 24, 2008 in a block trade for $8.6 million, or $11.50 per share. Including this transaction, the Company has used approximately 46% of the total amount authorized under its open market share repurchase program.

Sale of Certain Company-Owned Stores

During the first quarter of 2008, the Company announced it had agreements in place to sell approximately 60 Company-owned stores in California and Georgia in a series of transactions primarily with current franchisees. During the second quarter of 2008, the Company completed the sale of 27 of these stores bringing the year-to-date total to 56 stores. The Company recognized a pre-tax gain on the sale of the related assets of approximately $6.9 million in the second quarter of 2008. This pre-tax gain was recorded in general and administrative expense. The Company anticipates that the sale of all the remaining stores will be completed by the end of the third quarter of 2008.

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Domino’s Pizza: Q208 Earnings Release, Page Three

Items Affecting Comparability

The Company’s reported financial results for the second quarter and first two quarters of 2008 are not comparable to the reported financial results in the prior year periods. The table below presents certain items that affect comparability between our 2008 and 2007 financial results. Management believes that including such information is critical to the understanding of our financial results for the second quarter and first two quarters of 2008 as compared to the same periods in 2007 (See the Comments on Regulation G section).

In addition to the items noted in the table below, the Company’s 2007 recapitalization had a significant impact on ongoing interest expense as a result of higher debt levels. This impacts comparability to periods in the prior year. The increase in ongoing interest expense resulted in a decrease in diluted EPS of approximately $0.03 and $0.17 in the second quarter and first two quarters of 2008, respectively, versus the same periods in 2007. Additionally, share repurchases have positively impacted diluted EPS in the second quarter and first two quarters of 2008 versus the comparable periods in 2007.

	Second Quarter			First Two Quarters
(in thousands)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2008 items affecting comparability:
Gain on the sale of Company-owned stores (1)	$6,932	$4,159	$0.07	$11,160	$6,696	$0.11
Separation expenses (2)	—	—	—	(1,445)	(867)	(0.01)
Tax reserve reversals (3)	626	1,736	0.03	626	1,736	0.03

Total of 2008 items	$7,558	$5,895	$0.10	$10,341	$7,565	$0.13

2007 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (4)	$(2,418)	$(1,499)	$(0.02)	$(2,873)	$(1,781)	$(0.03)
Additional interest income on recapitalization funds (5)	2,632	2,632	0.04	2,632	2,632	0.04
Additional interest expense (6)	(21,913)	(13,586)	(0.21)	(33,878)	(21,005)	(0.32)
Premium on bond extinguishment (7)	—	—	—	(13,294)	(8,242)	(0.13)

Total recapitalization expenses	(21,699)	(12,453)	(0.19)	(47,413)	(28,396)	(0.44)
Legal expenses (8)	(5,000)	(3,100)	(0.05)	(5,000)	(3,100)	(0.05)

Total of 2007 items	$(26,699)	$(15,553)	$(0.24)	$(52,413)	$(31,496)	$(0.49)

(1)	The gain recognized relates to the sale of 27 Company-owned stores in California in the second quarter of 2008 and 56 stores in California and Georgia in the first two quarters of 2008.
(2)	Represents separation and related expenses incurred in connection with a previously announced restructuring action and other staffing reduction costs related to the sale of Company-owned stores in California.
(3)	Represents $1.3 million of income tax benefit and $0.6 million ($0.4 million after-tax) of contra interest expense, both relating to required FIN 48 tax reserve reversals due to outcomes of related state tax matters.
(4)	Primarily includes stock compensation expenses, payroll taxes related to the payments made to certain stock option holders and legal and professional fees incurred in connection with the recapitalization, including the tender offers for Domino’s Pizza, Inc. common stock and Domino’s, Inc. senior subordinated notes due 2011.
(5)	Includes estimated tax-exempt interest income that was earned on funds received in connection with the recapitalization prior to disbursement of the funds.
(6)	Includes the write-off of deferred financing fees and bond discount related to extinguished debt as well as net expense incurred in connection with the settlement of interest rate derivatives.
(7)	Represents the premium paid to bond holders in the tender offer for the Domino’s, Inc. senior subordinated notes due 2011.
(8)	Represents expenses incurred in connection with certain legal matters in California.

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Domino’s Pizza: Q208 Earnings Release, Page Four

Liquidity

As of June 15, 2008, the Company had:

•	$1.7 billion in total debt,

•	$37.0 million of unrestricted cash and cash equivalents,

•	no borrowings under its $150.0 million of variable funding notes, and

•	letters of credit issued under the variable funding notes of $35.6 million.

The Company’s cash borrowing rate for the second quarter of 2008 was 6.1%. The Company incurred $7.0 million in capital expenditures during the first two quarters of 2008 versus $8.7 million in the first two quarters of the prior year.

The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was $36.6 million in the first two quarters of 2008.

(in thousands)	First Two Quarters of 2008
Net cash provided by operating activities (as reported)	$43,615
Capital expenditures (as reported)	(6,995)

Free cash flow	$36,620

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. Additionally, the Company has included metrics such as global retail sales and same store sales growth, which are commonly used in the quick-service restaurant industry and are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS less the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported. The Company’s management believes that the free cash flow measure is important to investors and other interested persons and that such persons benefit from having a measure which communicates how much cash flows are available to be used for de-levering, making acquisitions, repurchasing shares or similar uses of cash.

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Domino’s Pizza: Q208 Earnings Release, Page Five

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 8,671 franchised and Company-owned stores in the United States and 60 international markets. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.4 billion in 2007, comprised of $3.2 billion domestically and $2.2 billion internationally. During the second quarter of 2008, the Domino’s Pizza® brand had global retail sales of $1.3 billion, comprised of approximately $717 million domestically and approximately $589 million internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. Customers can place orders online in English and Spanish by visiting www.dominos.com or from a Web-enabled cell phone by visiting mobile.dominos.com. More information on the Company, in English and Spanish, can be found on the Web at www.dominos.com. Domino’s Pizza. You Got 30 Minutes™.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: our increased leverage as a result of the borrowings under our asset-backed securitization facility; the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by us and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s Pizza and our franchisees to open new stores and keep existing stores in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 30, 2007. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

TABLES TO FOLLOW

Domino’s Pizza: Q208 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Quarter Ended
	June 15, 2008	% of Total Revenues	June 17, 2007	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$85,009		$92,821
Domestic franchise	35,804		37,130
Domestic supply chain	179,569		182,517
International	33,965		27,821

Total revenues	334,347	100.0%	340,289	100.0%

Cost of sales:
Domestic Company-owned stores	69,578		72,304
Domestic supply chain	161,682		164,170
International	15,328		11,948

Total cost of sales	246,588	73.8%	248,422	73.0%

Operating margin	87,759	26.2%	91,867	27.0%

General and administrative	34,207	10.2%	48,568	14.3%

Income from operations	53,552	16.0%	43,299	12.7%

Interest expense, net	(24,928)	(7.4)%	(41,056)	(12.0)%

Income before provision (benefit) for income taxes	28,624	8.6%	2,243	0.7%

Provision (benefit) for income taxes	9,894	3.0%	(74)	0.0%

Net income	$18,730	5.6%	$2,317	0.7%

Earnings per share:
Common stock – diluted	$0.32		$0.04

Domino’s Pizza: Q208 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Two Fiscal Quarters Ended
	June 15, 2008	% of Total Revenues	June 17, 2007	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$178,057		$188,361
Domestic franchise	72,190		74,647
Domestic supply chain	355,758		362,402
International	67,355		54,200

Total revenues	673,360	100.0%	679,610	100.0%

Cost of sales:
Domestic Company-owned stores	145,088		147,947
Domestic supply chain	322,308		325,587
International	30,169		23,139

Total cost of sales	497,565	73.9%	496,673	73.1%

Operating margin	175,795	26.1%	182,937	26.9%

General and administrative	72,893	10.8%	88,906	13.1%

Income from operations	102,902	15.3%	94,031	13.8%

Interest expense, net	(50,746)	(7.6)%	(64,950)	(9.5)%
Other	—	0.0%	(13,294)	(2.0)%

Income before provision for income taxes	52,156	7.7%	15,787	2.3%

Provision for income taxes	19,307	2.8%	5,073	0.7%

Net income	$32,849	4.9%	$10,714	1.6%

Earnings per share:
Common stock – diluted	$0.55		$0.17

Domino’s Pizza: Q208 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 15, 2008	December 30, 2007
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$37,042	$11,344
Restricted cash	72,659	80,951
Accounts receivable	72,111	68,446
Inventories	22,243	24,931
Advertising fund assets, restricted	27,023	20,683
Other assets	12,534	20,527

Total current assets	243,612	226,882

Property, plant and equipment, net	113,465	122,890

Other assets	108,678	123,392

Total assets	$465,755	$473,164

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$324	$15,312
Accounts payable	58,878	60,411
Advertising fund liabilities	27,023	20,683
Other accrued liabilities	79,226	79,102

Total current liabilities	165,451	175,508

Long-term liabilities:
Long-term debt, less current portion	1,704,638	1,704,771
Other accrued liabilities	33,921	43,024

Total long-term liabilities	1,738,559	1,747,795

Total stockholders’ deficit	(1,438,255)	(1,450,139)

Total liabilities and stockholders’ deficit	$465,755	$473,164

Domino’s Pizza: Q208 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Two Fiscal Quarters Ended
	June 15, 2008	June 17, 2007
(In thousands)
Cash flows from operating activities:
Net income	$32,849	$10,714
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	13,907	14,583
(Gains) losses on sale/disposal of assets	(10,979)	340
Amortization and write-off of deferred financing costs, debt discount and other	3,534	33,099
Provision (benefit) for deferred income taxes	4,457	(1,422)
Non-cash compensation expense	3,807	4,587
Other	2,379	868
Changes in operating assets and liabilities	(6,339)	(38,550)

Net cash provided by operating activities	43,615	24,219

Cash flows from investing activities:
Capital expenditures	(6,995)	(8,728)
Proceeds from sale of assets	20,555	891
Change in restricted cash	8,292	(82,852)
Other	494	(118)

Net cash provided by (used in) investing activities	22,346	(90,807)

Cash flows from financing activities:
Purchase of common stock	(28,271)	(67)
Common stock dividends and equivalents	—	(896,971)
Proceeds from issuance of long-term debt	3,000	2,509,938
Repayments of long-term debt and capital lease obligation	(18,127)	(1,541,993)
Cash paid for financing costs	(102)	(57,959)
Tax benefit from stock options	150	20,774
Other	2,920	5,051

Net cash (used in) provided by financing activities	(40,430)	38,773

Effect of exchange rate changes on cash and cash equivalents	167	41

Change in cash and cash equivalents	25,698	(27,774)

Cash and cash equivalents, at beginning of period	11,344	38,222

Cash and cash equivalents, at end of period	$37,042	$10,448

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